                          ACCOUNTING SERVICES AGREEMENT

                        1838 Bond-Debenture Trading Fund

                  THIS ACCOUNTING SERVICES AGREEMENT is made as of the ___ day of September, 1999, by and between 1838 Investment Advisors, Inc., a Delaware corporation (hereinafter called "1838 Inc."), 1838 Bond-Debenture Trading Fund, a Delaware corporation (hereinafter called the "Fund"), and MBIA Municipal Investors Service Corporation, a corporation organized under the laws of the State of New York (hereinafter called "MBIA").

                  WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and has issued for public sale shares of common stock ("Shares"), par value $1.00 per share;

                  WHEREAS, 1838 Inc. is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and acts as the investment adviser and manager of the Fund;

                  WHEREAS, 1838 Inc. desires to employ MBIA to provide certain accounting services for the Fund;

                  WHEREAS, MBIA is willing to furnish such services to 1838 Inc. and the Fund on the terms and conditions hereinafter set forth;

                  NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, 1838 Inc., the Fund and MBIA agree as follows:

                  1. Appointment. 1838 Inc. and the Fund hereby appoint MBIA to provide certain accounting services to the Fund for the period and on the terms set forth in this Agreement. MBIA accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided for in
Section 13 of this Agreement. MBIA agrees to comply with relevant provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and the 1940 Act and applicable rules and regulations thereunder; and the rules and regulations of the New York Stock Exchange. Additionally, MBIA agrees to remain open for business on any day on which the New York Stock Exchange, the Philadelphia branch office of the Federal Reserve or the Fund are open for business.

                  2. Documents. 1838 Inc. and the Fund have furnished MBIA with copies properly certified or authenticated of each of the following:

                    1. A resolution of the Fund's Board of Directors authorizing the appointment of MBIA to provide certain accounting services to the Fund and approving this Agreement;

                    2. Schedule B identifying and containing the signatures of the Fund's officers and other persons authorized ("Authorized Persons") to sign "Written Instructions" (as used in this Agreement to mean written instructions delivered by hand, mail, telegram, cable, telex or facsimile sending device and received by MBIA, signed by two Authorized Persons) on behalf of the Fund; and

                    3. The Fund's Prospectus and Statement of Additional Information. 1838 Inc. and/or the Fund will furnish MBIA from time to time with copies, properly certified or authenticated, of any additions, amendments or supplements to the foregoing.


                  3. Instructions Consistent with Articles of Incorporation, etc.

                  1. Unless otherwise provided in this Agreement, MBIA shall act upon Oral and Written Instructions. "Oral Instructions" used in this Agreement shall mean oral instructions actually received by MBIA from an Authorized Person or from a person reasonably believed by MBIA to be an Authorized Person. "Written Instructions" used in this Agreement shall mean written instructions signed by two Authorized Persons delivered by hand, mail, telegram, cable, telex or facsimile, and received by MBIA. "Authorized Person" used in this Agreement means any officer of the Fund and any other person, whether or not any such person is an officer of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund. Although MBIA may know of the provisions of the Articles of Incorporation and By-laws of the Fund, MBIA in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Articles of Incorporation or By-laws or any vote, resolution or proceeding of the shareholders, or of the Board of Directors, or of any committee thereof.

                  2. MBIA shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by MBIA pursuant to this Agreement. 1838 Inc. and/or the Fund agrees to forward to MBIA Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by MBIA, whether by hand delivery, telex, facsimile or otherwise, by the close of business of the same day, that such Oral Instructions are given. The Fund agrees that the fact that such confirming Written Instructions are not received by MBIA shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that MBIA shall incur no liability to the Fund in acting upon Oral Instructions given to MBIA hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

               4. Fund Accounting.

                  1. MBIA shall provide the following accounting functions on a daily basis:

                  (1) Journalize the Fund's investment, capital share and income and expense activities;

                  (2) Verify investment buy/sell trade tickets when received from 1838 Inc. and transmit trades to the Fund's Custodian for proper settlement;

                  (3) Maintain individual ledgers for investment securities;


                  (4) Maintain historical tax lots for each security;

                  (5) Reconcile cash and investment balances of the Fund with the Custodian, and provide 1838 Inc. with the beginning cash balance for investment purposes;

                  (6) Update the cash availability throughout the day as required by 1838 Inc.;

                  (7) Post and prepare the Fund's Statement of Assets and Liabilities and Statement of Operations;

                  (8) Calculate expenses payable pursuant to the Fund's various contractual obligations;

                  (9) Control all disbursements from the Fund and authorize such disbursements upon Written Instructions;

                  (10) Calculate capital gains and losses;

                  (11) Determine the Fund's net income; (1)


                  (12) At the Fund's expense, obtain security market prices or if such market prices are not available, then obtain such prices from services approved by 1838 Inc., and in either case calculate the market or fair value of the Fund's investments;

                  (13) In the case of debt instruments with remaining maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;

                  (14) Transmit or mail a copy of the portfolio valuations to 1838 Inc.;

                  (15) Compute the net asset value of the Fund;

                  (16) Compute the Fund's yields, total returns, expense ratios and portfolio turnover rate; and

                  (17) Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments.

               2. In addition, MBIA will:

                  (1) Prepare monthly financial statements which will include without limitation the Schedule of Investments, the Statement of Assets and

Liabilities, the Statements of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;

                  (2) Prepare monthly security transactional listings;


                  (3) Prepare monthly broker security transactions summaries;

                  (4) Supply various Fund statistical data as requested on an ongoing basis;

                  (5) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns,

                  (6) Assist in the preparation and filing of the Fund's annual and semiannual reports with the SEC on Form N-SAR;

                  (7) Assist in the preparation and filing of the Fund's annual and semiannual and quarterly reports to shareholders and any proxy statements;

                  (8) Assist with the preparation of amendments to the Fund's registration statements on Form N-2 and other filings relating to the registration of Shares;

                  (9) Monitor the Fund's compliance with the investment restrictions and limitations necessary for the Fund to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") or any successor statute; and

                  (10) Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the Fund's qualification as a regulated investment company under the Code.

               5. Record Keeping and Other Information. MBIA shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. All records shall be the property of the Fund at all times and shall be available for inspection and use by the Fund or the Fund's authorized representatives. Upon reasonable request of the Fund, copies of such records shall be provided by MBIA to 1838 Inc. or the Fund or 1838 Inc. or the Fund's authorized representatives at the Fund's expense. Where applicable, such records shall be maintained by MBIA for the periods and in the places required by Rule 31a-2 under the 1940 Act.

               6. Liaison With Accountants. MBIA shall act as liaison with the Fund's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. MBIA shall take all responsible action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

               7. Expenses of the Fund. The Fund agrees that it will reimburse MBIA for MBIA's out-of-pocket expenses incurred in connection with the provision of accounting services under this Agreement, including the cost of obtaining quotations for calculating the value of the Fund's assets.

               8. Audit Inspection and Visitation. MBIA shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by 1838 Inc. and/or the Fund, any person retained by the Fund or any regulatory agency having authority over the Fund.

               9. Appointment of Agents. Neither this Agreement nor any rights or obligations hereunder may be assigned by MBIA without the written consent of 1838 Inc. and the Fund. MBIA may, however, at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as MBIA may from time to time direct; provided, however, that the appointment of any such agent shall not relieve MBIA of any of its responsibilities or liabilities hereunder.

               10. Equipment Failure. In the event of equipment failures beyond MBIA's control, MBIA shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. MBIA shall enter into and shall maintain in effect with appropriate parties one or more agreements making responsible provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

               11. Right to Receive Advice

                  1. Advice of 1838 Inc. and/or the Fund. If MBIA shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from 1838 Inc. and/or the Fund directions or advice, including Oral or Written Instructions where appropriate.

                  2. Advice of Counsel. If MBIA shall be in doubt as to any question of law involved in any action to be taken or omitted by MBIA, it may request advice at 1838 Inc.'s and/or the Fund's expense from counsel of its own choosing (who may be the regularly retained counsel for 1838 Inc. and/or the Fund), without expense to the Fund, subject to the approval of 1838 Inc., the approval of which will not be unreasonably withheld.

                  3. Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by MBIA pursuant to subsection a of this Section and advice received by MBIA pursuant to subsection b of this Section, MBIA shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                  4. Protection of MBIA. MBIA shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections a or b of this Section 11 which MBIA, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon MBIA any obligation (i) to seek such direction, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advise or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to MBIA's properly taking or omitting to take such action. Nothing in this subsection shall excuse MBIA when an action or omission on the part of MBIA constitutes willful misfeasance, bad faith, negligence or reckless disregard by MBIA of its duties under this Agreement.

               12. Compliance with Governmental Rules and Regulations. Except as otherwise provided herein in Sections 4 and 5, 1838 Inc. and/or the Fund assumes full responsibility for ensuring that the Fund complies with all applicable requirements of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the Commodity Exchange Act and any laws, rules and regulations of governmental authorities having jurisdiction.

               13. Compensation. For the performance of its obligations under this Agreement, 1838 Inc. shall pay MBIA in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

               The Fund shall reimburse MBIA for all reasonable out-of-pocket expenses incurred by MBIA or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

               14. Indemnification.

                  1. 1838 Inc. and the Fund agree to indemnify and hold harmless MBIA, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which MBIA takes (i) at the request of or on the direction of or in reliance on the advice of 1838 Inc. and/or the Fund or (ii) upon Oral or Written Instructions. Neither MBIA nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of MBIA's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                  2. MBIA agrees to indemnify and hold harmless the Fund and 1838 Inc. from all taxes, charges, expenses, assessments, claims and liabilities arising from MBIA's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments, thereto) and expenses (including without limitation reasonable attorneys' fees and disbursements) arising directly or indirectly out of MBIA's or its directors', officers', employees', agents' or representatives' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                  3. In order that the indemnification provisions contained in this Section 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

               15. Responsibility of MBIA. MBIA shall be under no duty to take any action on behalf of 1838 Inc. or the Fund except as specifically set forth herein or as may be specifically agreed to by MBIA in writing. In the performance of its duties hereunder, MBIA shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. MBIA shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, MBIA shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of MBIA or reckless disregard by MBIA of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, MBIA in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which MBIA reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond MBIA's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section
10), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, which circumstances MBIA shall take minimal actions to minimize loss of data thereof.

               16. Duration, Termination, etc. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by a written instrument that shall make specific reference to this Agreement and that shall be signed by the party, against which enforcement of such change, waiver, discharge or termination is sought.

                  This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for two (2) years from the date of its execution and thereafter from year to year. This Agreement may be terminated immediately at any time in the event of a breach of any provision thereof by 1838 Inc., the Fund or MBIA in the event that such breach shall have remained unremedied for sixty (60) days or more after receipt of written specification of such breach.

                  Any party may terminate this Agreement without penalty on not less than sixty (60) days written notice to all parties to this Agreement.

                  Upon the termination of this Agreement, 1838 Inc. shall pay to MBIA such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by MBIA to such date. In the event that 1838 Inc. designates a successor to any of MBIA's obligations hereunder, MBIA shall, at the expense and direction of 1838 Inc., transfer to such successor all relevant books, records and other data established or maintained by MBIA under the foregoing provisions.

               17. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

               18. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

               19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

               20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

               21. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Pennsylvania.

               22. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

                  IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.



                         1838 BOND-DEBENTURE TRADING FUND

                         By: _____________________________
                             John H. Donaldson, President




                         1838 INVESTMENT ADVISORS, INC.

                         By: _____________________________
                             W. Thacher Brown, President




                         MBIA MUNICIPAL INVESTORS
                         SERVICE CORPORATION

                         By: _____________________________
                             Richard J. Walz, Vice President

                                   SCHEDULE A

                        1838 BOND-DEBENTURE TRADING FUND

                                  FEE SCHEDULE

                  For the services MBIA provides under the Accounting Services Agreement attached hereto, 1838 Investment Advisors, Inc. agrees to pay MBIA an accounting fee equal to $25,000 per annum.

                  This fee shall be payable monthly as soon as practicable after the last day of each month.

                  Out-of-pocket expenses shall be reimbursed by 1838 Bond-Debenture Trading Fund to MBIA or paid directly by the Fund.

                                   SCHEDULE B

                        1838 BOND-DEBENTURE TRADING FUND

                               AUTHORIZED PERSONS

                  The following persons have been duly authorized by the Board of Directors to give Oral and Written Instructions on behalf of 1838 Bond-Debenture Trading Fund:

                                    -----------------------------

                                    -----------------------------

                                   SCHEDULE C

                        1838 BOND-DEBENTURE TRADING FUND

                            FUND AGREEMENTS SCHEDULE

                  1. The Investment Advisory Agreement between 1838 Bond-Debenture Trading Fund (the "Fund"), a Delaware corporation, and 1838 Investment Advisers, Inc., a Delaware corporation (the "Adviser"), dated July __, 1998; and

                  2. The Custodian and Transfer Agency Agreement between the Fund and First Chicago Trust Company of New York banking institution, dated July 1, 1993.












                                      C-1